Advanced Emissions Solutions, Inc. Announces Appointment of New Director
HIGHLANDS RANCH, Colorado -- April 29, 2019 -- GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), today announced the appointment of Carol Eicher to the Board of Directors ("Board") to fill the remaining vacancy on the Board effective April 29, 2019.
Ms. Eicher brings over 30 years of experience in global manufacturing, operations and mergers and acquisitions from her senior leadership positions at Innocor Inc., The Dow Chemical Company, Rohm and Haas Company, Ashland Chemical Company and E.I. DuPont de Nemours and Company, Inc. Ms. Eicher currently serves on the Board of Directors for Tennant Company since 2008. Ms. Eicher served as the Chief Executive Officer of Innocor, Inc. from May 2014 to July 2017 and as a non-executive board chairman of Innocor, Inc. from August 2017 to April 2018.
L. Heath Sampson, President and CEO of ADES, commented, "We are pleased to announce the appointment of Carol Eicher to our Board. Carol brings extensive experience in global manufacturing and operations in the diversified chemicals space. Her background and industry knowledge will be a tremendous asset to the Company as we begin a new chapter of growth in our journey to continue to provide long-term shareholder value. We look forward to her contribution to the Board and the Company as we move forward.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, a leading provider of powder activated carbon ("PAC") and ADA-ES, the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon (“GAC”) ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

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